Q3 Asset Management

16. CODE OF ETHICS

16.1 Ethics Rule. SEC Rule 204A-1 issued under the Investment Advisers Act of 1940 requires all SEC registered investment Advisers to adopt a code of ethics. SEC Rule 204A-1 requires a SEC registered Investment Adviser's code of ethics to set forth the standards of business conduct expected of the Investment Adviser's "supervised persons" and it must address personal securities trading ("PST") by such individuals. This Code of Ethics has been adopted to meet the requirements of Section 17(j) of the Investment Company Act of 1940 and Rule 17j-1 thereunder.

A SEC registered Adviser is not required to adopt a particular standard of business ethics. Rather, the standard that an Investment Adviser selects should reflect the Adviser's fiduciary obligations to its investment advisory clients and the fiduciary obligations of the individuals it supervises and require compliance with the federal securities laws.

Q3’s code of ethics conveys ideals for ethical conduct premised on fundamental principles of openness, integrity, honesty and trust. We believe our code of ethics effectively conveys to Adviser Representatives and staff the value that the Adviser places on ethical conduct.

In order to prevent unlawful trading and promote ethical conduct by Adviser Representatives and staff, the Q3 code of ethics includes certain provisions relating to personal securities trading by personnel. In compliance with the SEC’s position on Adviser ethics, Q3’s code of ethics includes the following requirements:

[ ]	Standards of business conduct that the Adviser requires of its supervised persons reflecting the Adviser's fiduciary obligations;
[ ]	Provisions requiring supervised persons to comply with applicable federal securities laws;
[ ]	Provisions that require all "access persons" to report their personal securities transactions and holdings periodically and the review of such personal securities transactions by the Adviser;
[ ]	Provisions requiring supervised persons to report any violations of the Q3 code of ethics promptly to the Chief Compliance Officer; and
[ ]	Provisions requiring the Adviser to provide each of its supervised persons with a copy of the investment Adviser's code of ethics and any amendments and requiring its supervised persons to provide the Adviser with a written acknowledgement of their receipt of the code of ethics and any amendments.

As required, Q3 provides a comprehensive description of its code of ethics in our Form ADV Part 2A Brochure at Item 11. As required by the SEC, we can easily and efficiently provide a copy of our code of ethics upon request via our ADV 2 Brochure.

Please refer to 1) the responsibilities and duties of a Fiduciary within this manual; 2) Our Code of Ethics as set forth in the Q3 Form ADV 2 Brochure.

16.2 Ethics Delivery Requirement. As noted in the preceding section, the SEC requires that an Adviser’s Code of Ethics is to be delivered promptly upon request. Therefore, should any client or prospective client request the Q3 Code of Ethics, please ensure the request is promptly delivered to Brad Giaimo so he can ensure it is promptly sent to the requestor and can make a record of mailing.

The SEC’s ethics rule also requires that we provide evidence that the Adviser’s code of ethics is provided to each supervised person and that each person must sign an acknowledgment to confirm receipt. While the next section discusses details of our code of ethics at the firm-level, we are also providing the code as it exists in our Form ADV 2 Brochure (inserted on below). Your signature on the receipt and acknowledgment page of this manual will provide the record of receipt.

Q3 takes the issue of regulatory compliance seriously and is committed to maintain compliance with federal and applicable state securities laws. Additionally, Q3 has a position of public trust and it is our goal to maintain that trust; provide excellent service, good investment performance; and advice that is suitable.

Q3 places great value on ethical conduct. Therefore, the ultimate goal of our internal policies is to challenge our staff to live up not only to the letter of the law, but also to the ideals set forth by the Adviser.

Clients may be familiar with the roles fiduciaries play in various legal situations and in certain industries. As a Registered Investment Adviser, Q3 is a fiduciary to each and every client.

As fiduciaries, Investment Advisers owe their clients several specific duties. According to the SEC, an Investment Adviser’s fiduciary duties include:

•	Providing advice that is suitable;

•	Providing full disclosure of material facts and potential conflicts of interest (such that the client has complete and honest disclosure in order to make an informed decision about services of the Adviser and about investment recommendations);

•	The utmost and exclusive loyalty and good faith;

Best execution of transactions under the available circumstances;

•	The Adviser’s reasonable care to avoid ever misleading clients;

•	Only acting in the best interests of clients.

It is Q3’s policy to protect the interests of each of the Adviser’s clients and to place the clients’ interests first and foremost in each and every situation. Q3 will abide by honest and ethical business practices to include, but is not limited to:

•	The Adviser will make investment decisions with reasonable grounds to believe that the decisions are suitable for the client on the basis of information furnished by the customer and we will document suitability.

•	The Adviser and Adviser Representatives will not borrow money from clients.

•	Q3 will not recommend the purchase of a security without the reasonable belief that the security is registered, or the security or transaction is exempt from registration in states where we provide investment advice and based upon information the Adviser receives.

•	The Adviser will not recommend that clients place orders to purchase or sell a security or engage in services through a broker/dealer or agent that is not licensed, based upon information available to the Adviser.

The Adviser’s staff shall report all required personal securities transactions to Brad Giaimo, the Chief Compliance Officer as required by the SEC. Reportable trades for this Adviser include all but the following exceptions:

•	Transactions effected pursuant to an automatic investment plan;

•	Securities held in accounts over which the access person has no direct or indirect influence or control;

•	Transactions and holdings in direct obligations of the Government of the United States;

•	Money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	Shares of money market funds;

•	Transactions and holdings in shares of open-ended mutual funds are not reportable, except any mutual funds that are advised by Q3;

•	Transactions in units of a unit investment trust are not reportable if the unit investment trust is invested exclusively in unaffiliated mutual funds.

•	All applicable securities rules and regulations will be strictly enforced. Q3 will not permit and has instituted controls against insider trading.

Adviser Representatives and administrative personnel who do not follow the Adviser’s Code of Ethics and the Adviser’s written policies and procedures, who in any way violate securities rules and regulations, or those who fail to report known or suspected violations will be disciplined or terminated, depending upon severity. Such persons could also face action by the SEC and/or state securities regulators.

At any time during engagement, clients are welcome to request a copy of the Adviser’s Code of Ethics by contacting the Adviser’s office.

The Adviser seeks to provide advice and recommendations that are suitable, based upon information provided by clients. The Adviser emphasizes the unrestricted right of clients to decline to implement any advice rendered, in whole or part. Where the Adviser is granted discretionary authority of the client’s accounts, clients are welcome to set investment parameters and/or limitations in writing and such direction is followed until such time the client’s instructions are amended in writing.